Exhibit 99.1

Longeveron Announces Positive Top-Line Results for Lomecel-BTM in its CLEAR MIND Phase 2a Clinical Trial in the Treatment of Mild Alzheimer’s Disease

Company to Hold Conference Call & Webcast Today, October 5 at 8:00am ET

●	Primary Endpoint of Safety Met Across all Study Groups

●	Statistical Significance Met for Secondary Endpoint Composite Alzheimer’s Disease Score (CADS) for Lomecel-BTM Low-Dose and for the Pooled Lomecel-BTM Treatment Group Relative to Placebo

●	Other Doses Demonstrated Numerical Slowing/Prevention of Disease Worsening Relative to Placebo

●	Additional Biomarker Data Expected to be Announced in the Coming Weeks

MIAMI, October 5, 2023 (GLOBE NEWSWIRE) – Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing cellular therapies for life-threatening and chronic aging-related conditions such as hypoplastic left heart syndrome (HLHS), Alzheimer’s disease and Aging-related Frailty, today announced positive top-line results from its Phase 2a trial of its investigational product Lomecel-B™ for the treatment of mild Alzheimer’s disease. The Company is hosting a conference call and webcast today at 8:00 AM ET to discuss the results.

“We believe these results provide important validation of both the safety and therapeutic potential of Lomecel-BTM in the treatment of Alzheimer’s disease and provide a robust foundation for additional clinical trials in this and other indications,” said Wa’el Hashad, Chief Executive Officer of Longeveron. “We look forward to announcing additional biomarker data from this trial, anticipated to be later this month, which may further characterize the clinical effects of Lomecel-BTM in this study population. With our Phase 2 ELPIS II trial in HLHS moving toward anticipated completion in 2024, and our Phase 2 program in Aging-related Frailty progressing in Japan as well, we look forward to meaningful milestones in the near term and to fully realizing the therapeutic potential of Lomecel-BTM.”

“These study results with Lomecel-BTM are encouraging,” added Dr. Jeffrey Cummings, MD, Vice Chair of Research, UNLV Department of Brain Health. “The study met its primary safety endpoint and is supported by lack of deterioration in cognitive or atrophy signals. The efficacy observations are encouraging, and these results should be used as a foundation for further studies.”

“We are encouraged by these results, which appear to be further supported by their consistency with the findings from Longeveron’s earlier Phase I study on Alzheimer’s disease,” concluded Dr. Nataliya Agafonova, Chief Medical Officer of Longeveron.”

An estimated 6.7 million Americans are living with Alzheimer’s disease. Of the total U.S. population, about 1 in 9 people aged 65 and older has Alzheimer’s disease. The percentage of people with Alzheimer’s disease increases with age. Despite progress for new anti-amyloid treatment, there remains a high unmet medical need.

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Results:

The primary endpoint of safety was met based on statistical and medical assessment. There was one Serious Adverse Event (SAE) reported on each Lomecel-B™ treatment group and none on placebo. Each SAE was reviewed and assessed by the Data and Safety Monitoring Board (DSMB) with no safety issues raised.

The study safety data were consistent with an established safety profile with no incidence of hypersensitivity, no cases of Alzheimer Related Imagine Abnormalities (ARIA), no clinically asymptomatic microhemorrhages as revealed by Magnetic Resonance Imaging (MRI), and no notable changes in laboratory evaluations and electrocardiogram (EKG).

The secondary endpoint of change from baseline to week 39 in CADS, demonstrated positive results, at the prespecified statistical level of p<0.1, 2-tailed:

●	Statistically significant improvement at Week 39 in CADS was observed for the Lomecel-BTM 25 x 10[6] cells (25M) x 1 dose (p=0.091) versus placebo and for the pooled Lomecel-BTM Groups (25M x 1 dose, 25M x 4 doses, 100 x 10[6] cells (100M) x 4 doses) (p=0.099).

In terms of the specific components of the CADS score, evaluated at p<0.05, 2-tailed:

●	Lomecel-BTM (25M x 1 dose) demonstrated statistically significant slowing of disease progression in left hippocampal volume (p=0.015) relative to placebo

●	ADCS-ADL and left hippocampal volume at Week 39 were statistically significant for the pooled Lomecel-BTM treatment groups (25M x 1 dose, 25M x 4 doses, 100M x 4 doses) relative to placebo (p=0.047) and (p=0.038), respectively

●	Other doses demonstrated numerical slowing and prevention of disease worsening relative to placebo in CADS, ADAS-cog13, CDR-SB, ADCS-ADL and left hippocampal volume at Week 39

About The CLEAR MIND Study

The trial was designed to study Lomecel-B™ Effects on mild Alzheimer’s disease: A Randomized, Double-Blinded, Placebo-Controlled Phase 2 Trial (NCT05233774), named the CLEAR MIND trial. The trial included a total of 50 patients who were 60-85 years old and had a diagnosis of mild Alzheimer’s disease in accordance with National Institutes of Health – Alzheimer’s Association (NIA-AA) criteria, Mini-Mental State Examination (MMSE) score of 18-24, and a brain MRI and positron emission tomography (PET) scan consistent with Alzheimer’s disease. The trial was designed to test three different dosing regimens of Lomecel-B™ vs. placebo, and patients were randomized in a 1:1:1:1 ratio. The following doses were studied: Lomecel-B™ at a dose of 25 x 106 cells (25M) on Day 0, followed by placebo infusions at Week 4, Week 8 and Week 12; Lomecel-B™ at a dose of 25M administered on Day 0, Week 4, Week 8, and Week 12 for a total of 4 doses; and at a dose of 100 x 106 cells (100M) administered on Day 0, Week 4, Week 8, and Week 12, for a total of 4 doses.

The trial randomized 50 patients (49 were treated) and was conducted at 10 centers in the US. The primary endpoint of the trial is safety as measured by the occurrence of serious adverse events (SAEs) within the first 30 days after each administration of Lomecel-B™.

In consideration of the study sample size (N=49 patients), the study employed a novel global statistical test approach known as a Composite Alzheimer’s Disease Score (CADS, which is accepted and increasingly used by the scientific community for AD clinical trials). The CADS served as the secondary outcome measure of the trial and combined information across cognitive, functional capacity, and brain MRI domains.

The Secondary Endpoint definition is the change from baseline to Week 39 in the CADS. This score comprised of ADAS-cog-13, ADCS-ADL, CDR-SB, and left hippocampal volume (normalized for intercranial volume).

For efficacy analysis, testing of the secondary endpoint proceeded using a pre-specified, two-sided alpha of 0.1. If statistical significance was achieved at this level for any dose comparison, the study was considered positive and supportive of further study of Lomecel-B™ in a larger, higher-powered study. The individual components of the CADS were evaluated at two-sided alpha of 0.05.

Additional exploratory endpoints including brain volumetry by MRI, biomarkers relevant to inflammation and endothelial/vascular systems, and measures of cognitive function will be reported in the future.

Assessment Scales

ADAS-cog-13 — Alzheimer’s Disease Assessment Scale-Cognitive 13

CDR-SB — Clinical Dementia Rating Scale Sum of Boxes

ADCS-ADL — Alzheimer’s Disease Cooperative Study Activity of Daily Living

About Lomecel-B™

Lomecel-B™ is a living cell product made from specialized cells isolated from the bone marrow of young healthy adult donors. These specialized cells, known as medicinal signaling cells (MSCs), are essential to our endogenous biological repair mechanism. MSCs have been shown to perform a number of complex functions in the body, including the formation of new tissue. They also have been shown to respond to sites of injury or disease and secrete bioactive factors that are immunomodulatory and regenerative. We believe that Lomecel-B™ may have multiple potential mechanisms of action that may lead to anti-inflammatory, pro-vascular regenerative responses, and therefore may have broad application for a range of rare and aging related diseases.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is Lomecel-B™ an allogeneic medicinal signaling cell (MSC) therapy product isolated from the bone marrow of young, healthy adult donors. Lomecel-B™ has multiple potential mechanisms of action encompassing pro-vascular, pro-regenerative, anti-inflammatory, and tissue repair and healing effects with broad potential applications across a spectrum of disease areas. Longeveron is currently advancing Lomecel-B™ through clinical trials in three indications: hypoplastic left heart syndrome (HLHS), Alzheimer’s disease, and Aging-related Frailty. Additional information about the Company is available at www.longeveron.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s current expectations, assumptions, and estimates of future operations, performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements in this release include, but are not limited to, statements about the ability of Longeveron’s clinical trials to demonstrate safety and efficacy of the Company’s product candidates, and other positive results; the timing and focus of the Company’s ongoing and future preclinical studies and clinical trials and the reporting of data from those studies and trials; the size of the market opportunity for the Company’s product candidates, including its estimates of the number of patients who suffer from the diseases being targeted; the success of competing therapies that are or may become available; the beneficial characteristics, safety, efficacy and therapeutic effects of the Company’s product candidates; the Company’s ability to obtain and maintain regulatory approval of its product candidates in the U.S., Japan and other jurisdictions; the Company’s plans relating to the further development of its product candidates, including additional disease states or indications it may pursue; the Company’s plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and its ability to avoid infringing the intellectual property rights of others; the need to hire additional personnel and the Company’s ability to attract and retain such personnel; the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; the Company’s need to raise additional capital, and the difficulties it may face in obtaining access to capital, and the dilutive impact it may have on its investors; the Company’s financial performance and ability to continue as a going concern, and the period over which it estimates its existing cash and cash equivalents will be sufficient to fund its future operating expenses and capital expenditure requirements. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including Longeveron’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 14, 2023 and its Quarterly Report on Form 10-Q for the second quarter of 2023 filed with the SEC on August 11, 2023. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact

Mike Moyer

LifeSci Advisors

Tel: 617-308-4306

Email: mmoyer@lifesciadvisors.com

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